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EXHIBIT 99.1

ISLAND PACIFIC REPORTS FIRST QUARTER FINANCIAL RESULTS

         o        COMPANY RETURNS TO PROFITABILITY AFTER 11.7% INCREASE IN
                  REVENUES;
         o        RAISES GUIDANCE FOR FISCAL 2004
         o EXPECTS SEQUENTIAL QUARTERLY REVENUE AND EARNINGS GROWTH THROUGHOUT THE YEAR


Island Pacific, Inc. (AMEX: IPI) announced today first quarter financial results for the period ended June 30, 2003. The company reported revenues of $5.5 million, an 11.7% increase versus $4.9 million for the year-earlier period. Island Pacific generated Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $879,000, versus $2,000 in the same quarter in prior year. The company reported net income of $285,000, or a basic EPS of $0.01 and diluted EPS of $0.00, versus a loss of ($2,017,000), or basic and diluted EPS of ($0.07) per share for the prior year's first quarter. The fiscal 2003 results (period ended June 30, 2002) included a charge of $627,000 related to the impairment of goodwill and $50,000 in income from discontinued operations. Island Pacific increased its Shareholder's Equity by $7.8 million versus the prior quarter, ending the June period with $31.6 million in Equity. The company ended the first quarter with $7.1 million in cash and cash equivalents.

"This quarter marked an important turning point for Island Pacific," said Harvey Braun, Island Pacific's Chairman and CEO. "We ended it in the strongest financial condition that the company has been in for some time, launched many new products, began to capitalize on the many opportunities available with middle market retailers and continued to expand our product offerings through our Alliance partners. Much of the quarter was spent building the infrastructure and developing our sales organization to capitalize on new opportunities. As a result, our revenues came, as expected, from existing customers, who expanded licenses and purchased our Alliance products." The company reported gross profit of $3.8 versus a gross profit of $2.8 in the same quarter in the prior year. As a percentage of revenues, gross profit increased to 69.7% from 58.0%. The increase in gross profit is due primarily to a decrease of low margin software modification and professional services.

Island Pacific significantly increased its investment in sales and marketing with the hiring of five new sales executives, and its efforts to penetrate smaller retailers through distributors and system integrators.

The company improved its sequential net income by $554,000 from the fourth quarter of fiscal 2003. Island Pacific also continued to make significant investments in new product development. In the first quarter of fiscal 2004, the company spent approximately $900,000 in research and development on its new products that will be launched this year and next. By contrast, last quarter's R&D spending was focused on enhancing existing products.

"We continue to expand relationships with many of our existing retail customers and prospects, while developing a new, highly-underserved market for our low-cost, off-the-shelf solutions for smaller retailers," said Mr. Braun. "We are very encouraged by the activities of our new sales force. The efforts we have made to expand relationships with distribution partners and systems integrators should result in strong revenue gains throughout the year."

Some of the highlights of the first quarter included:

         o NEW PRODUCT INTRODUCTIONS. The company launched Einstein-in-a-box, its new solution designed for smaller retailers. It released Buyer's WorkMate, which provides a collaborative decision support, assortment planning and purchasing application for the retail industry. The company also presented IP Gladiator, an ASP-based automated loss prevention solution. It also introduced OnePointe(TM) 6.0, the latest version of its point-of-sale (POS) software.

         o IMPROVED BALANCE SHEET. Island Pacific raised $7.9 million through a private placement transaction completed with institutional investors.

         o LICENSING AGREEMENTS. The company signed 10 licensing agreements with leading retailers such as Hibbetts Sporting Goods, Jos. A. Banks Clothiers, Nautica and Lily Pulitzer.

         o CORPORATE RE-BRANDING STRATEGY. The company entered into a re-branding campaign, which resulted in changing its name, subsequent to the end of the quarter, from SVI Solutions to Island Pacific. The move is expected to allow it to capitalize on the strong brand recognition Island Pacific has among retailers.

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         o        EXPANSION OF ALLIANCE RELATIONSHIPS. During the quarter we began to introduce our alliance partner products to our existing customers.

"We made significant progress during the quarter in developing the necessary infrastructure to accelerate our growth throughout the year," added Mr. Braun. "While it often takes time to build a new sales force, it is even more challenging when new product lines are added. However, I am very pleased with the progress that we have made in penetrating new markets and building relationships with distributors and Alliance partners, and feel that it will result in growing sequential quarterly revenue and earnings throughout the balance of our fiscal year." Fiscal 2004 Guidance The company updated its guidance for fiscal 2004. Island Pacific now expects to report revenue of $31 to $33 million, an increase of $1 million from the guidance it issued after its fourth quarter announcement and to have net income of $0.13 to $0.15 per diluted share. This guidance does not reflect any revenues generated from sales of Einstein-in-a-box, its logistics business or new distribution agreements.

The company's executives will hold a conference call to discuss these results. The conference call will take place at 4:30 p.m. EDT today. Interested participants should call (800) 240-2134. There will be a playback available as well. To listen to the playback, please call (800) 405-2236. Please use pass code 548699 for the replay. The replay will be available until August 15, 2003. The call will also be available on the Internet. The webcast can be accessed at: http://www.visualwebcaster.com/event.asp?id=16746.

About Island Pacific

For more than 25 years, Island Pacific has developed a reputation for delivering high-quality, high-reliability software to the retail industry. Recently, the company has transformed itself into the low-cost, high-value provider of retail enterprise solutions by developing breakthrough technologies, and by partnering with leading consulting organizations to provide next-generation services. In addition, Island Pacific leverages its years of experience with emerging and established retailers to craft creative solutions tailored for each customer's needs. As a result, Island Pacific is the definitive resource for scalable, flexible and affordable solutions for retailers around the world. With nearly 200 customers, Island Pacific and its solutions are represented in more than 30,000 stores worldwide, and manage more than 1.5 billion transactions annually. Founded in 1978, the company has headquarters in Irvine, Calif., and offices in the U.S. and the United Kingdom. For more information, visit www.islandpacific.com.

Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or the company's future performance. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the company's (SVI) Form 10-K for the fiscal year ended March 31, 2003 and other risk factors identified from time to time in the company's filings with the Securities and Exchange Commission. IPI undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

For further information, contact:

Ran Furman, Chief Financial Officer of Island Pacific at (858) 550-3341 or Tricia Skoda of Island Pacific at (858) 550-3342 or Ken Sgro, CEOcast, Inc. for Island Pacific at (212) 732-4300.

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

                           Island Pacific, Inc. and Subsidiaries
                           Condensed Consolidated Balance Sheets
                           (In thousands, except per share data)

                                                                 JUNE 30,      MARCH 31,
                                                                   2003          2003
                                                                ---------      ---------
Assets                                                         (unaudited)     (audited)
Current Assets:
      Cash and cash equivalents                                 $  7,053       $  1,319
      Accounts Receivable, net                                     6,708          3,974
      Income tax refund receivable                                   845             --
      Other receivables                                               79             97
      Inventories                                                     86             91
      Current portion of non-compete agreements                      917            917
      Net asset from discontinued operations                          --            309
      Prepaid expenses and other current assets                      293            225
                                                                ---------      ---------
          Total Current Assets                                    15,981          6,932

Note receivable                                                      180             --
Furniture and equipment, net                                         337            380
Capitalized software, net                                         15,121         14,804
Goodwill, net                                                     14,795         14,795
Non-compete agreements, net                                          439            668
Other assets                                                          64             58
                                                                ---------      ---------

                    TOTAL ASSETS                                $ 46,917       $ 37,637
                                                                =========      =========

Current Liabilities:
      Debt due to stockholders                                  $  1,345       $  1,320
      Current portion of long-term debts                             951            149
      Convertible note                                               500            500
      Accounts payable                                             2,211          2,941
      Accrued expenses                                             4,253          4,517
      Deferred revenue                                             3,044          1,561
      Income tax payable                                             271             --
                                                                ---------      ---------
          Total current liabilities                               12,575         10,988

Convertible debentures                                             2,636          2,726
Deferred rent                                                         72             81
                                                                ---------      ---------

          TOTAL LIABILITIES                                       15,283         13,795
                                                                ---------      ---------

Stockholders' equity
      Preferred stock                                             14,100         14,100
      Committed stock                                              1,383          1,383
      Common stock                                                     5              4
      Additional paid-in capital                                  56,351         57,751
      Retained deficits                                          (40,205)       (40,490)
      Treasury stock                                                  --         (8,906)
                                                                ---------      ---------
          Total Stockholders' Equity                              31,634         23,842
                                                                ---------      ---------

                TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 46,917       $ 37,637
                                                                =========      =========
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                      Island Pacific, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                           THREE MONTHS ENDED JUNE 30,
                                                                              2003           2002
                                                                            ---------      ---------
Net sales                                                                   $  5,466       $  4,893

Cost of sales                                                                  1,654          2,053
                                                                            ---------      ---------
      Gross Profit                                                             3,812          2,840

Application development expense                                                  137            901
Selling, general and administrative expenses                                   2,796          1,937
                                                                            ---------      ---------

      EBITDA                                                                     879              2

Depreciation and amortization                                                   (868)        (1,034)
Interest expense                                                                (311)          (408)
Other income                                                                     589             --
                                                                            ---------      ---------

Income (loss) before income taxes                                                289         (1,440)

      Income tax expense                                                           4             --
                                                                            ---------      ---------

Income (loss) before change in accounting principle                              285         (1,440)

      Cumulative effect of a change in accounting principle - goodwill
           valuation under SFAS 142                                               --           (627)
                                                                            ---------      ---------

Income (loss) from continuing operations                                         285         (2,067)

Income from discontinued operations, net of applicable income taxes               --             50
                                                                            ---------      ---------
      Net income (loss)                                                     $    285       $ (2,017)
                                                                            =========      =========

Basic income (loss) per share:
      Income (loss) before change in accounting principle                   $   0.01       $  (0.05)
      Cumulative effect of a change in accounting principle                       --          (0.02)
                                                                            ---------      ---------
            Income (loss) from continuing operations                            0.01          (0.07)
      Income from discontinued operations                                         --           0.00
                                                                            ---------      ---------
            Net income (loss)                                               $   0.01       $  (0.07)
                                                                            =========      =========

Diluted income (loss) per share:
      Income (loss) before change in accounting principle                   $   0.00       $  (0.05)
      Cumulative effect of a change in accounting principle                       --          (0.02)
                                                                            ---------      ---------
            Income (loss) from continuing operations                            0.00          (0.07)
      Income from discontinued operations                                         --           0.00
                                                                            ---------      ---------
            Net income (loss)                                               $   0.00       $  (0.07)
                                                                            =========      =========

Weighted average common shares outstanding
      Basic                                                                   31,615         28,512
      Diluted                                                                 64,743         28,512
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